Exhibit 1.01

Definitive Asset Purchase Agreement dated August 22, 2007 between Savannah Advisors, Inc., a wholly owned subsidiary of The Savannah Bancorp, Inc., and Minis & Co., Inc.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into as of August 3, 2007, by and between Minis & Co., Inc., as seller (hereinafter referred to as the "Seller"), Russell W. Carpenter, O. Thompson Smith, Mark I. Allen and A. Felton Jenkins III, the sole shareholders of Seller (hereinafter, individually referred to as a "Selling Shareholder" and collectively as the "Selling Shareholders"), and The Savannah Bancorp, Inc. ("Parent") and Savannah Advisors, Inc., the wholly owned subsidiary of Parent as buyer (hereinafter, the “Sub” or “Buyer”).
Whereas, Seller owns and operates an investment advisory business, which is registered under the Investment Advisors Act of 1940, (the "Business") commonly known as, and operated under the name of "Minis and Company," whose principal office is located in leased space at 115 East Bay Street, Savannah, Georgia 31401; and
Whereas, the Boards of Directors of Parent, Buyer and Seller and the Selling Shareholders have approved, respectively, the purchase (the “Purchase”) by and sale to Buyer of substantially all of the business and assets of the Business upon the terms and conditions set forth below.
Now, therefore, in consideration of the premises, the mutual covenants, the representations and warranties, and the purchase price set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto each agrees as follows:
1.      Effective Time of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place on such date and at such time as shall be mutually agreed upon by the parties hereto, but shall not occur later than Friday, August 31, 2007.  The Closing shall be conducted at or through the offices of Buyer’s attorney. Notwithstanding anything to the contrary, the effective time of the purchase and sale contemplated hereby for purposes of calculating or determining assets and liabilities shall be as of the close of all business on Friday, August 31, 2007 (the "Effective Time").
2.      Sale and Conveyance of Assets.
(a)           At Closing and as of the Effective Time, Seller shall sell, transfer, assign, convey and deliver to Buyer good and marketable title in and to all tangible and intangible assets of the Business, including but not limited to the assets listed on Schedule 2(a) attached hereto. All items being sold by Seller to Buyer under this agreement are hereinafter referred to individually and collectively as the "Assets".
(b)           Notwithstanding anything to the contrary, the "Assets" shall not include, and Seller shall not sell hereunder and shall retain those assets listed on Schedule 2(b) which are hereinafter referred to individually and collectively as the "Excluded Assets."
(c)           At Closing, Seller shall execute and deliver to Buyer the general warranty bill of sale (the "Bill of Sale") in the form attached hereto as Schedule 2(c) which conveys to Buyer good and marketable title in and to the Assets, free and clear of all liens, security interests, mortgages, pledges, covenants, assessments, title defects, claims, encumbrances, recorded or unrecorded leases, easements or licenses, taxes, claims, options, liabilities, commitments, charges, restrictions, and other obligations of any nature whatsoever (hereinafter, all such liens, security interests, mortgages, etc. are referred to collectively and individually as the "Encumbrances") and Parent and Buyer shall deliver to Seller the Purchase Price as hereinafter defined and set forth below.
3.      Liabilities Assumed/Not Assumed by Buyer.  Notwithstanding anything in this agreement to the contrary, Buyer, except for the liabilities set forth and itemized on Schedule 3 (hereinafter, the "Assumed Liabilities"), shall assume no liability or obligation of Seller of any nature whatsoever, including but not limited to any liens, fines, penalties, judgments, costs, expenses, payables, contractual obligations or duties, litigation, liabilities or obligations of any kind or nature, whether or not existing as of the Effective Time or attributable to or arise from, in any way, the acts, omissions, business or operations of Seller prior to the Effective Time or the ownership or operation or use of any of the Assets or Business prior to the Effective Time.  Seller shall continue to be liable and responsible for all of its liabilities which are not expressly assumed hereunder by Buyer.
4.      Purchase Price.  The purchase price (“Purchase Price”) to be paid for the Assets shall be an amount calculated as follows:
(a)           the sum of Three Million Seven Hundred-fifty Thousand Dollars ($3,750,000.00) which shall be paid at Closing in a combination of cash and common voting stock (“Common Stock”) of Parent (the "Closing Component") in the proportions set forth in Item 5 below.
(b)           plus, in addition thereto, an earn-out component to be paid in cash after Closing based on the cumulative revenue from the Business for the thirty four (34) month period immediately ensuing following the Closing Date (the "Earn-out Component");
(c)           plus or minus, as the case may be, an amount, the "Working Capital Adjustment" (defined below) determined as provided in Item 7 below, should "Working Capital" (defined below) be greater than or less than zero at Closing.
5.      Payment of the Closing Component.
(a)           The Closing Component shall be paid to Seller at Closing as follows: (i) an amount (the "Stock Component") equal to the product of seventy-one thousand 71,000 multiplied by the "Average Closing Price" (defined below) shall be paid by delivery of seventy-one thousand (71,000) shares of the Common Stock of Parent; and (ii) the difference of $3,750,000.00 minus the Stock Component, shall be paid to Seller in immediately available certified funds.  The "Average Closing Price" shall be the average closing price of the Common Stock on the NASDAQ (x) on the day immediately preceding the day on which this transaction is publicly announced and (y) on the day on which this transaction is publicly announced (the "Announcement Date").  The transaction will be announced publicly by Buyer on the first business day immediately following the date of this Agreement in the form attached hereto as Schedule 5(a).
(b)           Within thirty (30) days following Closing, Parent shall file a registration statement (the “Registration Statement”) for all of the Common Stock comprising the Closing Component, under the Securities Act of 1933 (the “33 Act”) on Form S-3 or other applicable form and all amendments thereto and shall exercise its best efforts to cause said Registration Statement to become effective as soon thereafter as possible.  Parent shall bear all costs of filing the Registration Statement, including the registration fee and the costs of filing all other reports with the Securities and Exchange Commission (the “Commission”).  Following effectiveness of the Registration Statement all such Common Stock shall be fully tradable by the Selling Shareholders in the market   Subject to the Commission rules related to trading by affiliates of the Parent.
(c)           Parent shall also take any action required to be taken under applicable blue sky or securities laws of the states of Georgia and Florida in connection with the issuance of the

Parent Common Stock (provided that Parent shall not be required to qualify as a foreign corporation or to comply with any requirements reasonably deemed by Parent to be unduly burdensome).  Parent shall pay the costs of filing under the blue sky laws or securities laws of the aforesaid states in which Parent’s Common Stock will be sold.
(d)           If, between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of Parent Common Stock to be issued and delivered to Seller as provided in this Agreement shall be correspondingly adjusted and any new conversion ratio resulting from any such adjustment shall be rounded to three decimal places.
(e)           Parent shall use its best efforts to effect authorization for listing on the NASDAQ at Parent’s expense upon official notice of issuance, the additional shares of Parent Common Stock to be issued pursuant to the Asset Purchase Agreement, at Parent’s sole expense.
6.      The Earn-out Component.  The Earn-out Component shall be determined as set forth on Schedule 6 attached hereto and incorporated herein by reference.  Buyer shall pay to Seller the Earn-out Component, if any, in immediately available certified funds on or before July 31, 2010.
7.      Working Capital Adjustment.
(a)           “Working Capital” shall mean current assets (defined as the sum of cash upon Closing plus accounts receivable upon Closing) minus current liabilities (defined as the sum of accounts payable upon Closing plus unearned revenue upon Closing) of Seller.  The Purchase Price includes all assets and liabilities comprising Working Capital as of the Closing Date and will be adjusted to the extent that Working Capital upon Closing is greater than or less than zero. To the extent that Working Capital upon Closing is greater than zero on the Closing Date, the purchase price shall be increased by the amount of the excess, and Buyer shall promptly pay the amount of such excess to Seller in cash.  To the extent that Working Capital upon Closing is less than zero on the Closing Date, the purchase price shall be decreased by the amount of the deficit, and Seller shall promptly pay the amount of such deficit to Buyer in cash.  The amount of the excess or deficit shall be the "Working Capital Adjustment."
(b)           Seller shall prepare financial statements ("Closing Financial Statements") of the Business as of the Effective Time in accordance with generally accepted accounting principles. Seller shall then determine the Working Capital as of the Effective Time minus accruals in accordance with GAAP in respect of liabilities to be incurred by Buyer after the Effective Time (such difference shall be referred to as the "Closing Working Capital") based upon the Closing Financial Statements and using the methodology and form as set forth on Schedule 7(b).  Seller shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Buyer within fifteen (15) days following the Closing Date.
(c)           If within ten (10) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation Buyer has not given Seller written notice of its objection as to the Closing Working Capital calculation (which notice shall state the specific basis of Buyer’s objection), then the Closing Working Capital calculated by Seller shall be binding and conclusive on the parties and shall be used in computing the Working Capital Adjustment Amount.
(d)           If Buyer timely gives Seller such notice of objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within fifteen (15) days of Buyer's receipt of Seller's objection notice, Seller and Buyer shall immediately submit the issues remaining in dispute to

Lazard Dana, LLP, independent public accountants whom each party represents and warrants has not worked for such party within the last three (3) years (the "Independent Accountants"), for resolution applying the principles, policies and practices referred to in Schedule 7(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller, on the one hand, and Buyer, on the other hand, shall each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.
(e)           The Working Capital Adjustment, if any, shall be paid as soon as the amount thereof has been finally determined in accordance with the procedures set forth in Sections 7(b) – (d) above.
8.      Closing Prorations.  Subject to any other provisions of this Agreement, personal property taxes, utilities and other similar items customarily prorated at closing and relating to the Business and Assets shall be apportioned between the Buyer and Seller thereof as of the Effective Time, with any item relating to periods ending on or prior to the Effective Time for the account of the Seller thereof, and any item relating to periods beginning at or after the Effective Time for Buyer's account. To the extent Seller receives any rent, license, fee, royalty or similar payments with respect to Assets being sold hereunder, the same shall be prorated as of Closing in the same fashion as provided for above in this paragraph. Final adjustments pursuant to this paragraph which cannot be made at Closing, or were not made at Closing, shall be made after Closing within ten (10) days of written demand therefore by any party.
9.      Lease Agreement; Interim Services Agreement.   As a condition precedent to Parent and Buyer's obligations to close, Buyer and Russell W. Carpenter and O. Thompson Smith shall have executed a lease of 115 East Bay Street, Savannah, Georgia 31401 in the form attached hereto as Schedule 9 (hereinafter referred to as the "Lease").
10.           Restrictive Covenants.  As material inducement for Parent and Buyer entering into this Agreement and as a condition precedent to, and additional consideration to Buyer for, Buyer’s consummating the purchases and sales contemplated hereby, Seller, Russell W. Carpenter, O. Thompson Smith, A. Felton Jenkins III and Mark I. Allen shall execute and deliver restrictive covenant agreements substantially in the form attached hereto as Schedule 10 (the "Restrictive Covenants Agreements").
11.           Employment Agreements.  As a condition precedent to Parent and Buyer's obligation to close, Buyer and each of Russell W. Carpenter, O. Thompson Smith, A. Felton Jenkins III and Mark I. Allen, respectively, shall have executed and delivered employment agreements (the "Employment Agreements") in the forms for such person attached hereto as Schedule 11.
12.           Representations and Warranties of Seller and its Shareholders.  As a material inducement to Parent and Buyer to enter into this Agreement, the Selling Shareholders and the Seller, jointly and severally, hereby make to Parent and Buyer the representations and warranties set forth in this Item 12 as of the date of this Agreement and as of the Effective Time.  If the Closing occurs, then each of the applicable representations and warranties set forth in this item will be deemed to be re-made by Seller and the Selling Shareholders as of the time of the Effective Time and Closing as an inducement to the Parent and Buyer to consummate the closing transactions contemplated by this Agreement.  Each of the representations and warranties set forth in this item shall survive the Effective Time and the Closing of the transactions contemplated hereby for the time set forth in Item 26(e).
(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and  Seller has full power and authority to conduct its business and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No filing with or consent of any governmental authority or other person is required in connection with the consummation of the transactions contemplated hereby, except for the directors and shareholders of Seller. All actions of Seller and of its directors and shareholders necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been taken.  This Agreement has been duly executed by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
(b)           Neither the execution, delivery nor performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) conflict with, or violate, Seller’s articles of incorporation or by-laws or other similar documents relating to corporate governance, (ii) conflict with, violate or give rise to a right of termination under, any agreement, contract or instrument by which Seller is bound or to which Seller or any of its assets or stock are subject, (iii) violate any law, including but not limited to any laws, rules, regulations or ordinances applicable to Seller, the Business or the Assets, (iv) adversely affect any permit, license or authorization relating to Seller, the Business or the Assets, or (v) adversely affect any right, title and interest in and to the Proprietary Rights (as hereinafter defined) of Seller or the ability of the Buyer to use said Proprietary Rights.  No consent, approval or other action by any federal, state, provincial, or local governmental authority is required in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby.
(c)           Seller is the sole owner of and has, and will deliver to Buyer at Closing, good and marketable title in and to all of the Assets, free and clear of all Encumbrances. All tangible Assets are now in, and at Closing will be in, good working order, repair and condition.
(d)           True and correct copies of all written contracts, agreements, understandings or other arrangements creating, evidencing or setting forth any of those any costs, expenses, payables or liabilities included in or comprising Assumed Liabilities, if any, are attached to Schedule 12(d), and summaries of all oral contracts, agreements, understandings or other arrangements creating, evidencing or setting forth any of those any costs, expenses, payables or liabilities listed on said schedule are set forth on said schedule. Seller warrants that all of the contracts described in said schedule are in full force and effect, are current, and are not subject to any defaults or set-off or to any grounds of which Seller is aware and which may give rise to any default or set-off, and that any necessary consents to the assignment of such contracts which are to be assigned hereunder to Buyer have been obtained.
(e)           There are no outstanding judgments against or encumbering, or purporting to encumber, Seller, the Business or any of the Assets. There is no litigation or proceeding (including but not limited to investigations and inspections) pending or, to the knowledge of Seller, threatened against Seller, the Business or the Assets.
(f)           All taxes of or pertaining to any of Seller, the Business or the Assets required to be paid prior to the date hereof have been paid, and all tax or franchise returns and reports of any nature whatsoever required to be filed by Seller prior to the date hereof have been filed.  All tax or franchise returns, reports and documents required to be filed by Seller and all taxes required to be paid by Seller prior to the Effective Time or Closing shall be paid or filed by Seller on or before such time.  There are no audits or investigations involving Seller, the Business or the Assets pending or any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local tax or tax return or document for any period.  There are no determined tax deficiencies, proposed tax assessments or tax liens against any of Seller, the Business or the Assets.
(g)           Seller has paid in full all required withholding, social security, unemployment insurance, sales, use, property, and other taxes or assessments, has filed all required federal, state, provincial, and local tax returns and has paid all taxes and assessments due thereunder in a timely manner.  Any ad valorem or property taxes on the Business or Assets not yet due and payable shall, as of the Effective Time, be prorated between Buyer and Seller, as the context so requires.
(h)           With respect to the Business, the balance sheets as of December 31, 2006, and June 30, 2007, the accounts receivable aging report as of June 30, 2007, and the income statements for the one-year period ended December 31, 2006, and the six-month period ended June 30, 2007, respectively, copies of which are attached hereto as part of attached Schedule 12(h) (the “Financial Statements”), are true, correct and complete in all material respects, are consistent with the books and records of Seller which have been maintained by Seller in the ordinary course of business in accordance with Seller's customary business practice, present fairly the financial condition and operations of Seller as of the dates and for the periods represented thereby and have been prepared in accordance with generally accepted accounting principles, consistently applied, except as noted therein. Any other financial statements or other financial information or data pertaining to any Seller, the Business, or the Assets, which has been or may be provided to Buyer at or prior to Closing, are and will be true and correct.  Since January 1, 2006, Seller has conducted the Business only in the ordinary course and in accordance with past practices, there has not been any material adverse change in the business, operations or condition of the Business or the Assets, and there has not been any event which has had or could reasonably be expected to have a material adverse effect on the business, operations or condition of the Business or the Assets.
(i)           The accounts receivable shown on any balance sheet, accounts receivable aging report or other document or report provided to Parent and Buyer in connection with Parent and Buyer’s consideration of the purchases and sales contemplated hereby, including but not limited to the Financial Statements described above, represent valid, bona fide receivables generated in the ordinary course of business from actual, valid, bona fide transactions payable on ordinary trade terms. Since January 1, 2006, Seller has billed and collected its accounts receivable only in the ordinary course of business.  The accounts receivable to be purchased hereunder by Buyer at Closing will represent valid, bona fide receivables generated in the ordinary course of business from actual, valid, bona fide transactions payable on ordinary trade terms and not subject to any contest, claim, defense or right of setoff. As of Closing, Seller shall have paid its routine and ordinary accounts payable incurred in connection with the Business on a timely basis (subject to the right to contest the same in good faith), and, after Closing, shall continue to pay all its routine and ordinary accounts payable incurred in connection with the Business not expressly assumed hereunder by Buyer on a timely basis (subject to the right to contest the same in good faith).
(j)           Seller, the operations of the Business, and the Assets each has complied with, is in compliance with, and will be in compliance with at Closing, all federal, state, provincial, local and other applicable laws, rules, regulations, orders and ordinances (including but not limited to those relating to health, safety, hazardous materials or substances, or the environment) affecting, governing or applicable to Seller's operation or conduct of the Business or Seller's ownership or use of the Assets or property leased or licensed in the conduct of the Business. Seller has all licenses, permits, authorizations and like items required or necessary to own or conduct the Business and/or the Assets. Seller, with respect to its conduct of the Business, has not stored, transported or disposed of any hazardous materials or substances regulated by any environmental laws, rules or regulations in a manner contrary to or in violation of any of such laws, rules or regulations. During the last two years, Seller, with respect to the Business or its operations, has not been and is not now subject to any claim or investigation relating to a violation or alleged violation of or under any environmental laws, rules or regulations.
(k)           All files, records and incidental documentation of Seller concerning the Business and/or the Assets (including, but not limited to, all contracts, computer records, general ledgers, books and records, accounting and tax records, lists of past, current and prospective customer lists, lists of current vendors, contract information, credit records and other information maintained by Seller concerning the Business) are kept in the ordinary course of business in accordance with such Seller's customary business practice, are located at Seller’s principal place of business, and will be delivered to Buyer at Closing.
(l)           Seller has not used any trade names or any assumed or fictitious names in connection with the operation of Business during the last five years other than Minis and Company.  None of the Proprietary Rights (as hereinafter defined) of Seller included in the Assets conflict with or infringe upon the rights of any other person or entity, nor is Seller aware of any claim, whether currently pending, outstanding or threatened, or of grounds for any claim, by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights of Seller.  Seller owns and possesses all right, title and interest in and to any and all of the Proprietary Rights of Seller necessary for, or now used in, the operation of the Business as currently conducted, free and clear of all Encumbrances. None of the Proprietary Rights of Seller included in the Assets is used by Seller under a license or other similar arrangement. To the best of the knowledge of Seller, no person or entity is infringing upon any of the Proprietary Rights of Seller, and the loss or expiration of any of the Proprietary Rights used by Seller is not threatened, pending or reasonably foreseeable.
(m)           With respect to the Business, Seller is not a party to any "Trade Arrangements," which mean and include all barter arrangements and unexpired merchandise and other trades for merchandise and services, whether owing to or accruing to the benefit of the Seller or owed by or a liability or obligation of the Seller.  Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming any liability of Seller for Trade Arrangements.
(n)           Attached hereto as Schedule 12(n) is a schedule showing (i) each employee of the Business and (ii) each independent contractor of the Business which regularly provides services to the Business, and for each employee, such employee’s start date and current rate of pay and vacation, which schedule Seller represents and warrants is complete, true and correct.
(o)           Seller has complied in all material respects with all applicable laws, rules and regulations (collectively, "Employment Law") relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and/or occupational safety and health. Seller is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing laws.  Seller has complied in all material respects with all laws, rules and regulations relating to any employee benefit plans maintained by Seller. Seller has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local law, rule or regulation. No current or past employee of the Business or governmental agency has made a claim in the last two years that Employment Law has been violated with respect to a current or past employee of the Business or that unlawful harassment or discrimination has taken place with respect to any such employee.
(p)           Neither this Agreement nor any schedule or exhibit attached hereto nor any document furnished to the Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.  There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Seller that has not been disclosed to the Buyer that might reasonably be expected to have or result in a materially adverse effect to the Business or Assets being purchased hereunder. All of the foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing reliance thereon and is being induced thereby to close the transactions contemplated by this Agreement.
13.           Representations and Warranties of Parent.  As a material inducement to Seller to enter into this Agreement, Parent represents and warrants to the Company as follows:
(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Parent and its subsidiaries taken as a whole. True, accurate and complete copies of Parent’s certificate of incorporation and by-laws, including all amendments thereto, have heretofore been delivered to the Company.
(b)           The authorized capital stock of Parent consists of twenty million (20,000,000) shares of Parent Common Stock.  As of July 31, 2007, 5,837,657 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable.  All of the shares of Parent Common Stock issueable in payment for the Assets at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.  As of the date hereof, there are no outstanding options, rights or warrants obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or any subsidiary of the Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment (except for Parent’s Employee Savings Plan, Employee Stock Ownership Plan and Stock Purchase Plan).
(c)           Each subsidiary material to the business of Parent and its subsidiaries, taken as a whole, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or proposed to be conducted.  Each of such subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Parent.  All the outstanding shares of capital stock of such subsidiaries are validly issued, fully paid, nonassessable and free of pre-emptive rights and those owned by Parent or by a subsidiary of Parent are owned free and clear of any liens, claims or encumbrances.
(d)           (i)  Parent has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by Parent’s Board of Directors and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery hereof by the Seller, will constitute the valid and binding agreement of Parent, enforceable in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.
(ii)  The execution and delivery of this Agreement by Parent does not, and the performance by Parent and Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries (including Buyer) under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent of any of its subsidiaries (including Buyer), (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license applicable to Parent or any of its subsidiaries (including Buyer) or any properties or assets of Parent or any of its subsidiaries (including Buyer), or (iii) any note, bond, mortgage, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries (including Buyer) is now a party or by which Parent or any of its subsidiaries (including Buyer) or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Parent and its subsidiaries taken as a whole.
(iii)  Except for the filing with the Securities and Exchange Commission pursuant to the ’33 Act, as amended and with various blue sky authorities of the Registration Statement relating to the shares of Parent Common Stock to be issued to Seller pursuant to this Agreement, the filing of appropriate documents, if any, as required by the Georgia Law, and any approval required by the Federal Law, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent or Buyer of the Purchase or the other transactions contemplated by this Agreement, other than such filings, registrations, authorizations, consents or approvals as will not, in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Parent and its subsidiaries taken as a whole.

(e)           Since December 31, 2006, Parent and each of its subsidiaries required to make filings under the ‘33 Act, the Securities Exchange Act of 1934 (the “Exchange Act”) or any applicable Federal Law, but not including the Investment Advisors Act of 1940), has filed with the Commission all forms, reports and documents required to be filed by it under each of the Securities Act, the Exchange Act and such Federal Law, but not including the Investment Advisors Act of 1940, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously furnished or made available to the Seller, true and complete copies of its (a) Annual Reports on Form 10-K for the five years ended December 31, 2006, as filed with the Commission, (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, (c) proxy statements relating to all meetings of its stockholders (whether annual or special) during 2002, 2003, 2004, 2005, 2006 and 2007, and (d) all other reports or Registration Statements filed by Parent with the Commission since December 31, 2001.  As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Parent included in such reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.
(f)           Since June 30, 2007, except as disclosed in Parent’s Current Report on Form 8-K, and to the best of Parent’s knowledge and belief, there has not been any material adverse change in the financial condition or in the results of operations or the businesses, properties, assets, liabilities or prospects of Parent and its subsidiaries, taken as a whole.
(g)           Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, or its Current Report on Form 8-K, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries which, if adversely determined, would materially and adversely affect the financial condition, business prospects or results of operations of Parent and its subsidiaries, taken as a whole; nor, to the knowledge of the Parent, is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.
(h)           None of the information to be supplied by Parent or Buyer or their respective auditors, attorneys, financial advisors or other consultants or advisors for inclusion in the Registration Statement to be filed with the Commission by Parent on Form S-3 under the ‘33 Act for the purpose of registering the shares of Parent Common Stock to be issued in the Purchase will contain, to the knowledge of the Parent, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the Commission of such Registration Statement or any amendment thereto or any earlier communication to stockholders of the Company with respect to the

Purchase.  If at anytime prior to the Effective Time Parent becomes aware of any event with respect to Parent, its officers and directors of any of its subsidiaries (including Buyer) which is or should be described in an amendment of, or a supplement to, the Registration Statement, such event shall be so described and filed as an amendment with the Commission.  The representation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not false or misleading.  The Registration Statement will comply as to form in all material respects with all applicable laws, including the provisions of the ‘33 Act and the rules and regulations promulgated thereunder.
(i)           To the knowledge of Parent, Parent does not have liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in its corporate balance sheet, except liabilities, obligations or contingencies which are accrued or reserved against in Parent’s financial statements or reflected in the notes thereto or which were incurred after the date of Parent’s balance sheet dated as of June 30, 2007, and either included in its Form 10-Q as filed with the Commission, or were incurred in the ordinary course of business and consistent with past practices except for any such liabilities or obligations which would not, in the aggregate, have a material adverse effect on the financial condition, results of operations, businesses or prospects of the Parent and its subsidiaries taken as a whole.
(j)           To the knowledge of Parent the businesses of Parent and its subsidiaries are not being conducted in violation of any applicable law, ordinance or regulation (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental authority, except for violations which in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not have a material adverse effect on the financial condition, results of operations, businesses or prospects of Parent and its subsidiaries taken as a whole.  To the knowledge of Parent, no investigation or review by any governmental authority with respect to Parent or its subsidiaries is pending or threatened, nor has any governmental authority indicated an intention to conduct the same, other than such investigations or review which in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not have a material adverse effect on the financial condition, results of operations, businesses or prospects of Parent.  Except as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, Parent and its subsidiaries have all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted and as proposed to be conducted.
(k)           To the knowledge of Parent, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the respective charter or by-laws of Parent or any of its subsidiaries or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any their property is subject, which defaults, in the case of clause (ii) of this Section, would have, in the aggregate, a material adverse effect on the financial condition, results of operations, businesses or prospects of Parent and its subsidiaries taken as a whole.
(l)           To the best of Parent’s knowledge and belief, Parent and each of its subsidiaries have maintained and are now maintaining with financially responsible insurance companies insurance on their tangible assets and their businesses in such amounts and against such risks and losses as Parent has reasonably determined to be necessary or required.
14.           Representations and Warranties of Buyer.  As a material inducement to Seller to enter into this Agreement, the Buyer hereby makes to Seller the representations and warranties set forth in this item as of the Effective Time and as of the Closing.  Each of the representations and warranties set forth in this item shall survive the Effective Time and the Closing of the transactions contemplated hereby for the time set forth in Item 26(e).
(a)           Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is a wholly-owned subsidiary of Parent.  Buyer was organized for purposes of purchasing, owning and operating the Assets of Seller.  Buyer has no assets other than cash contributed to Buyer by Parent in order to satisfy state minimum capitalization requirements and to complete this transaction..  Buyer has not incurred directly or indirectly any liabilities or obligations, except those incurred in connection with negotiation and consummation of this Agreement and the transactions contemplated hereby.  Buyer has not engaged directly or indirectly in any business or activities or any type or kind whatever, and has not entered into any agreements or arrangements with any person or entity, and is not subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.
(b)           The authorized capital stock of Buyer consists of 1,000 shares of common stock, no par value, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and free of pre-emptive rights and are owned by Parent free and clear of all liens, claims and encumbrances.
(c)           (i)  Buyer has the full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery hereof by the Parent and Seller, will constitute the valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and subject to general principles of equity.
(ii)  Except for filings required by the Investment Advisory Act of l940 and the filing by Parent with the Commission pursuant to the ‘33 Act and with various blue sky authorities of the Registration Statement relating to the shares of Parent Common Stock to be issued to Seller, the filing of appropriate documents, if any, as required by the Georgia Law, any approval required by Federal Law, and any other required approvals under Federal or State law, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the purchase or the other transactions contemplated by this Agreement, other than nonmaterial filings, registrations, authorizations, consents or approvals.
15.           Conduct of Business by Parent Pending the Merger.  Prior to the Effective Time, unless the Seller shall otherwise agree in writing, neither Parent nor any of its subsidiaries or the officers or directors of any of same will cause the representations and warranties contained in herein to be untrue or incorrect as of the Effective Time.
16.           Conduct of Business by Buyer Pending the Merger.  During the period from the date of this Agreement to the Effective Time, Buyer (a) will remain a wholly-owned subsidiary of Parent,

(b) will not incur directly or indirectly any liabilities or obligations except those incurred in connection with consummation of this Agreement and the transactions contemplated hereby, and (c) will not engage directly or indirectly in any business or activities of any type or kind whatever and will not enter into any agreements or arrangements with any person or entity, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.
17.           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals (including, but not limited to required approvals under the Georgia Banking Act and the Federal Law to effect all necessary registrations and filings and to lift any injunction or legal bar to the Purchase (and, in such case, to proceed with the Purchase as expeditiously as possible).  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent, Seller and Sub shall use their best efforts to cause their respective officers or directors to take all such necessary action.
18.           Seller's Employees.  Seller shall take all actions reasonably requested by Buyer to assist Buyer in hiring any employees employed by Seller in the Business that Buyer desires to employ.  Buyer has no obligation to offer employment to any of Seller’s employees, but anticipates offering employment to all of Seller’s full-time employees.  Except with respect to the Selling Shareholders, any employees hired by Buyer shall be employed on an “at will” basis under terms and conditions established solely by Buyer pursuant to Buyer's practices and policies.  Seller will be liable for, and will pay, all wages, severance payments, accrued vacation and sick pay, “COBRA” (defined below) and similar benefits, and other amounts and benefits, if any, due to any employees with respect to such employee's employment prior to the Effective Time, including, but not limited to, any severance payments paid to any employee of Seller not hired by Buyer.  Seller, and not Buyer, shall comply, or shall cause Seller’s insurer to comply, with all requirements under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA"), in connection with notices of options for continuation of health care coverage under COBRA with respect to any employee of Seller prior to the Effective Time or any qualified beneficiary of such employee, as defined by COBRA, and, to the extent applicable, with all requirements of the Employee Retirement Income Security Act of 1974, as amended, with respect to any and all plans or arrangements of Seller.
19.           Affirmative Covenants of Seller Pending Closing. Between the date hereof and the Effective Time, Seller shall: (a) give the Buyer and its representatives full access during normal business hours to all of the facilities, properties, books, records and documents pertaining to the Business and its financial condition and results of operations and furnish the Buyer such other information concerning the contracts, business and operations of the Business as the Buyer may reasonably request, including general ledgers, books of account, financial statements and information, licenses, permits, agreements, contracts, commitments, records and files of every character; (b) maintain in effect adequate property, casualty and commercial general liability insurance on the Business and the Assets; (c) provide to Buyer by the 15th day of each month financial statements for the Business for the month just ended and for the year to date; (d) carry on the Business and keep its books of account, records, and files in the ordinary course of business, collect its accounts receivable in the ordinary course of business, and pay all accounts payable and other liabilities on a timely basis when such become due and payable, subject to the right to contest the same in good faith; (e) maintain the Assets in good operating condition and repair; and (f) use best efforts to preserve the Business intact, retain as at present the Business’ employees and independent contractors, and preserve the goodwill of the Business' suppliers, customers, vendors, and others having business relations with the Business.
20.           Negative Covenants of Seller Pending Closing.  Between the date hereof and the Effective Time, without the prior written consent of Parent and Buyer, Seller shall not, except in the ordinary course of business: (a) enter into any new contracts, arrangements or commitments regarding the Business or Assets outside of the normal, routine and ordinary course of business or permit any increase or changes in the compensation of any employee other than normal raises based on standard cost-of-living adjustments or such other raises which may be reasonably approved by Buyer; (b) cause or allow to exist any creation, assumption or guaranty of any pledge or other lien, encumbrance or obligation or charge upon or against any of the Assets or the Business; (c) enter into any sale, assignment, lease, hypothecation or other transfer or disposition by operation of law or otherwise, of any of the Assets or the Business; (d) engage in any act outside the normal course of business of Seller, (e) engage in discussions with any party other than Buyer concerning any possible sale of the Business or any of the Assets; or (f) permit or cause any material adverse change in the Business or any of the Assets which may be considered materially adverse to the Buyer hereunder.
21.           Conditions Precedent to the Buyers' Obligation to Close.  Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Buyer hereunder are, at the option of the Buyer, subject to the satisfaction or fulfillment of each of the following conditions precedent at or prior to the Closing: (a) Seller shall have performed and complied with all agreements, obligations and covenants required by this Agreement, and all of Seller’s representations and warranties shall be true and correct; (b) Seller shall own and be able to transfer its Assets free and clear of all Encumbrances; (c) the property and assets comprising the Assets shall remain in substantially the same condition as on the date hereof and there shall have been no material adverse change in the Business or the Assets; (d) with respect to all contracts and agreements which Buyer is acquiring hereunder from Seller, Buyer has agreed in writing to assume, and whose terms require consent for assignment and/or assumption, Seller shall have obtained from all other parties to such agreements written consents to such assignment to and/or assumption by Buyer and delivered same to Buyer, and, with respect to each such agreement and at Buyer's option, Seller shall have delivered to Buyer after Buyer's request an estoppel certificate executed by the other party to the agreement which provides that no default, or basis for default, to the agreement exists; (e) the shareholders and directors of Seller shall have taken all action required by or under applicable law, the Seller’s articles of incorporation and bylaws, and other applicable agreements to properly approve this Agreement and authorize the officers and directors to close all transactions contemplated by this Agreement in accordance herewith; (f) Buyer's Board of Directors shall have approved this Agreement and the transactions contemplated hereby; (g) the Lease, Restrictive Covenants, and Employment Agreements shall have been executed and delivered; (h) the Buyer shall have received written approval from the Atlanta Federal Reserve to engage in this transaction, which approval has already been requested by Buyer; and (i) if required, the Buyer has been licensed by the Securities and Exchange Commission, Georgia Securities Commission, and any other applicable governmental authority, to act as a registered investment advisor.
22.           Conditions Precedent to Seller’s Obligations to Close.  Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Seller hereunder are, at the option of Seller, subject to the satisfaction or fulfillment of each of the following conditions precedent: (a) Parent and Sub shall have performed in all material respects their agreements contained in this

Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and of such date, except as contemplated or permitted by this Agreement, and Seller shall have received a certificate of the President or a Vice President of Parent to that effect; (b) Seller shall have inspected the definitive stock certificates to be delivered by Parent along with a copy of Parent’s letter of instruction for the registration of such shares in such denominations and names as Seller shall have designated to Parent; (c) all of Parent and Buyer's representations and warranties shall be true and correct in all respects as of the date hereof and on the Effective Date; and (d) Seller shall have received an opinion from Messr’s Ellis, Painter, Ratterree and Adams LLP, counsel to Parent, dated the Effective Time, substantially to the effect provided in Schedule 22(d) hereto.
23.           Documents to be Delivered at Closing.
(a)           At Closing, Seller shall deliver the following items to Buyer: (i) Settlement Statement; (ii) a general warranty bill of sale to the Assets; (iii) such other customary closing documents as needed for the sale of Assets; (iv) consents to assignments and estoppel certificates relating to any contracts to be assigned and assumed in a mutually agreeable form; (v) an assignment and assumption agreement with respect to any contracts to be assumed in a form reasonably acceptable to Buyer; (vi) corporate resolutions of the shareholders and directors authorizing the sale contemplated hereby; (viii) a closing certificate certifying compliance and/or satisfaction of all items set forth in Item 22(a), (b) and (e); and (ix) an opinion of Messr’s Bouhan, Williams & Levy LLP, counsel to Seller, in the form attached hereto as Schedule 23(a).
(b)           At Closing, Parent and Buyer shall execute and/or deliver to Seller the following items: (i) Settlement Statement; (ii) a closing certificate certifying compliance and/or satisfaction of all items set forth in Item 23; (iii) the shares of Common Stock of Parent comprising the Closing Component registered in the denominations and names designated by Seller; (iv) a copy, if available, of the Registration Statement on Form S-3 for filing for such shares with the Commission pursuant to the ’33 Act and copies of filings under applicable state blue sky or securities laws of the states of Georgia and Florida in connection with the issuance of Parent’s said Common Stock; and an opinion of Messr’s Ellis, Painter, Ratterree & Adams LLP, counsel to Parent and Buyer in the form attached hereto as Schedule 22(d).
24.           Further Assurances; Time of the Essence; Transition.  From time to time prior to, at and after the Closing, each party hereto will execute all such instruments and take all such actions as another party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory instruments, cancellations, assignments, consents, deeds, bills of sale, and other instruments in addition to those to be delivered at Closing, and any and all actions which may reasonably be necessary or desirable to complete, evidence or document the transactions contemplated hereby.  Time is of the essence of this Agreement.
25.           Post-Closing Matters.
(a)           Adjustment for Uncollectible Accounts Receivable.  If Buyer is unable to collect in full an account receivable purchased hereunder within one hundred twenty days (120) after Closing, Buyer may thereafter elect to sell and assign to Seller the uncollected portion of such account receivable without discount for a purchase price equal to such uncollected portion, in which case Seller shall re-purchase the uncollected portion of such account receivable within ten days after Buyer provides written notice of such election to Seller.

(b)           Payment of Pro Rata Portion of Employee Bonuses and Retirement Plan Contributions.  On or before Friday, December 28, 2007, Seller (i) shall pay at least 8/12ths of Seller’s normal annual incentives/bonuses to each of its employees who were employed immediately preceding the Closing and (ii) with respect to each of such employees shall pay at least 8/12ths of Seller's normal profit-sharing contributions to Seller's retirement or profit-sharing plan on behalf of each of such employees .
(c)           Name Change.  Immediately upon the Closing, Seller will change its corporate name to a name which is not similar to "Minis & Co., Inc." and does not includes the word "Minis" and will provide Buyer with such written consents as may be required by the Georgia Secretary of State for Buyer to change its name to “Minis and Company,” “Minis & Co., Inc.,” or a name similar thereto. In order to effectuate the foregoing, Seller agrees to provide to Buyer at Closing articles of amendment to Seller's articles of incorporation to effectuate Seller's name change and such above-referenced consents as may be reasonable requested by Buyer, so that Buyer may submit simultaneously in the same filing package Seller's name change application documents to the Georgia Secretary of State along with Buyer's name change application documents immediately upon Closing.
26.           Indemnification.
(a)           Seller and the Selling Shareholders, jointly and severally, shall indemnify, defend, and hold Buyer harmless from and against any and all damages, claims, suits, losses, expenses, costs, obligations, judgments, and liabilities including, but not limited to, reasonable attorneys' fees and expenses of litigation generally (court costs, costs of experts and court reporters, etc.) at trial and on appeal (hereinafter, all such damages, claims, suits, losses, expenses, costs, obligations, judgments and liabilities are referred to collectively and individually as the "Losses and Expenses"), suffered or incurred by, or brought against, Buyer by reason of, or arising out of, (1) any breach of representation or warranty made by Seller or the Selling Shareholders in or under this Agreement, (2) any failure of Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, (3) any liability of Seller, regardless of when incurred or arising, which is not expressly assumed by Buyer under this Agreement; and/or (4) any litigation, proceeding, or claim by any third party relating to the business, ownership or operations of Seller, any of the Assets or the Business prior to the Effective Time.
(b)           Parent and Buyer agree that they, jointly and severally, shall indemnify, defend, and hold Seller and the Selling Shareholders harmless from and against any and all Losses and Expenses suffered or incurred by, or brought against, Seller by reason of, or arising out of, (1) any breach of representation or warranty made by Parent or any said Shareholder or Buyer pursuant to this Agreement, (2) any failure by Parent or Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, (3) any liability of Seller expressly assumed by Buyer under this Agreement, and (4) any litigation, proceeding, or claim by any third party relating to Buyer’s operation of the Business or Assets purchased hereunder after the Effective Time.
(c)           If any party to this Agreement believes that it has suffered or incurred any Losses and Expenses, such party shall notify the other parties promptly in writing describing such Losses and Expenses, the amount thereof, if known, and the method of computation of such Losses and Expenses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Losses and Expenses shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Losses and Expenses, or the right to indemnification, under this Item 26, such party shall promptly notify in writing the indemnifying party or parties of such action or suit.

(d)           The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, any third party claim, action, or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action, or suit at its sole cost and expense; provided that if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend, through counsel of its own choosing, such claim, action, or suit and (so long as it gives the indemnifying party at least thirty (30) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such claim, action, or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense.  Neither the indemnified party nor the indemnifying party shall compromise or settle any third party claim, action, or suit without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.
(e)           Notwithstanding anything herein to the contrary, all representations, warranties, agreements, covenants and obligations made or undertaken by Parent, Buyer or Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder; provided, however that representations and warranties made by Parent, Buyer, Seller, or the Selling Shareholders, shall survive the Closing hereunder only for a period of thirty-six (36) months after the Closing hereunder, except with respect to claims based on fraud or willful misrepresentation, in which case said 36-month time period shall be extended for the full period of the applicable statute of limitations.  The total, aggregate liability of Parent, Seller or Buyer under this Item 26 for breaches of representations or warranties shall not exceed the total purchase price paid by Parent and Buyer under this Agreement, except that such limitation shall not be applicable in the event of fraud or willful intentional misconduct.
27.           Confidentiality/Press Release.  No party hereto shall disclose to third parties (other than accountants, lawyers, surveyors, environmental consultants, and like advisors who have a need to know in order to effectuate the terms of this Agreement) the terms or existence of this Agreement or any information designated as confidential and received from the other party or its agents in the course of investigating, negotiating, and completing the transactions contemplated by this Agreement.  Neither Parent, Buyer nor Seller shall issue any press or other public release after Closing, which has not been previously agreed to in writing by all parties.  Notwithstanding the foregoing, the parties acknowledge that Buyer is the wholly-owned subsidiary of Parent, a public company required by applicable laws and regulations to make certain filings and disclosures, and it is agreed that Parent and/or Buyer may make such filings and disclosures before and after Closing provided the same are made for the purpose of complying with applicable laws and regulations only.
28.           Allocation.  The purchase price shall be allocated to the Assets as set forth on Schedule 28, and the parties shall file all relevant income tax returns, including but not limited to Internal Revenue Service Form 8594, in accordance with said allocation, and shall not take any position inconsistent therewith.
29.           Brokers.  Parent and Buyer represent and warrant to Seller and the Selling Shareholders that Buyer has not employed or used the services of a broker, finder or agent with respect to the transaction contemplated hereby and that neither Parent or Buyer has any obligation for any broker's/finder's fee or sales commission due to any person or entity resulting from acts or omissions of Parent or Buyer.  Seller represents and warrants to Parent and Buyer that Seller has not employed or used the services of a broker, finder or agent with respect to the transaction contemplated hereby and that Seller has no obligation for any broker's/finder's fee or sales commission due to any person or entity resulting from acts or omissions of Seller.

30.           Expenses and Taxes.  Any bulk sales, transfer, documentary, stamp, sales and/or use taxes relating to the sale and/or transfer of the Assets shall be paid solely by Seller.  The Buyer shall pay all filing, recording and vehicle registration fees payable as a result of the transfer of the Assets.  Seller each shall furnish such information and execute such certificates and other documents as the Buyer may reasonably determine, and take such other actions as the Buyer may reasonably request, prior to and after the Closing, in order to obtain any tax clearance certificates and/or otherwise effectuate the conveyances contemplated hereby.  Except as otherwise set forth in this Agreement, all other costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, any broker's or finder's fees) shall be paid by the party incurring such costs and expenses; provided, however, that Parent shall pay all costs and expenses of preparing and filing the Registration Statement on Form S-3 under the ’33 Act, including the filing fee, as well as all charges and expenses of complying with the blue sky laws or the securities laws of the states of Georgia and Florida in which Parent’s Common Stock is to be registered.  To the extent any costs or expenses are to be paid by Seller the Assets shall not be used or reduced in connection with the payment of such costs or expenses.
31.           Bulk Sales Law.  Buyer waives compliance with the provisions of any applicable bulk transfer laws.  Accordingly, Seller covenants that all debts, obligations, and liabilities relating to Seller and its business that are not expressly assumed by Buyer in writing will be promptly paid and discharged by Seller as and when they become due and payable, and, notwithstanding anything in this Agreement to the contrary, Seller will defend, indemnify and hold Buyer harmless from and against all suits, claims, costs, expenses and liabilities, including reasonable attorneys fees, with respect to any non-compliance with any bulk transfer law, including but not limited to claims made by creditors.
32.           Proprietary Rights.  For purposes hereof, "Proprietary Rights" means all of the following which are used in the conduct of the Business: (i) all rights in patents, patent applications, patent disclosures and inventions, (ii) all rights in trademarks, service marks, trade dress, masts, morgues, trade names (including the name "Minis and Company") and corporate names and registration and applications for registration thereof, (iii) all rights in copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) all rights in computer software, data, databases and documentation, (v) all rights in trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable) and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and advertiser and subscriber lists and information, (vi) all rights in other intellectual property rights and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).  The Proprietary Rights owned or held by Seller (individually and collectively) are sometimes referred to in this Agreement individually and collectively as the “Proprietary Rights”.
33.           Entire Agreement; Modification.  All exhibits, schedules and documents attached hereto and all documents and instruments executed pursuant to this Agreement at Closing are hereby incorporated into this Agreement by this reference and shall be deemed part of this Agreement for all purposes; provided, however, that the provisions of this Agreement shall control over any conflicting provision contained in any such exhibit, schedule, document, instrument or agreement.  This Agreement, along with all of the exhibits, documents, instruments and agreements incorporated herein, constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreement between the parties with respect to the obligations and covenants contemplated hereunder.  It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions set forth in this Agreement and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by all parties hereto.
34.           Assignments; Binding effect.  This Agreement may not be assigned by any party without the prior written consent of all other parties; provided, however, that Parent or Buyer may assign this Agreement prior to Closing without consent to an entity controlled directly or indirectly by Parent, in which case the assignee shall assume all obligations of Buyer hereunder; provided, however, that Parent shall thereafter nonetheless remain liable for Parent and Buyer's obligations under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the heirs, estates, personal and legal representatives, successors and permitted assigns of the parties hereto.
35.           Governing Law; Jurisdiction; Service of Process.  The terms and provisions of this Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of Chatham, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
36.           Severability; Construction.  Whenever possible, each provision of this Agreement shall be interpreted so as to be valid and effective under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, that provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.  This Agreement is the product of the joint drafting of all parties and shall not be construed against any party hereto as the drafter of this Agreement.
37.           Notices.  All notices and other communications required or permitted to be given hereunder or by reason of this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by overnight courier to the person to whom such notice is directed, or three (3) days after deposited in the U.S. Mail, Certified Mail, Return Receipt Requested, postage prepaid, to the parties addressed as follows:

(a) if to Buyer:	The Savannah Bancorp, Inc.
Attn: John C. Helmken II
P.O. Box 188
Savannah, Georgia 31402

with a copy required to be sent to:
Wiley Ellis, Esq.
Ellis, Painter, Ratterree & Adams LLP
2 E. Bryan Street, 10th Floor
Savannah, Georgia 31401

(b) if to Seller:	Russell W. Carpenter
5 Oyster Reef Lane
Savannah, Georgia 31411

with a copy required to be sent to:
E. Pomeroy Williams, Esq.
Bouhan, Williams & Levy
P.O. Box 2139
Savannah, Georgia 31402

  40.           Multiple Counterpart/Facsimile Delivery.  This Agreement may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.  If executed in identical counterparts, this Agreement shall not become effective until all parties hereto have effectively executed their respective counterpart. This Agreement may be executed and delivered by facsimile transmission, and a facsimile copy of an executed counterpart shall be deemed and considered for all purposes as an original executed counterpart, in which case the parties then shall immediately circulate original documents for execution by all parties.
41.           Waivers.   No waiver or release of any obligation or right of any party hereto shall be valid and enforceable unless made in writing and duly executed by all parties hereto.
42.           Survival.  Notwithstanding anything to the contrary contained in this Agreement, the terms, conditions, covenants, representations and warranties contained in this Agreement, in the schedules, documents and exhibits attached hereto, and in the documents and other instruments delivered at Closing, shall survive the execution hereof and the closing of the transactions contemplated hereby.
43.           Time of the Essence.  Time is of the essence with respect to this Agreement and the closing of the purchase and sale contemplated hereby.
44.           Headings.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not part of this Agreement and are not to be considered in interpreting this Agreement.
45.           Termination.  This Agreement may be terminated at any time prior to the Effective Time:
(a)           by mutual consent of the Board of Directors of Parent and the Board of Directors of Seller; or
(b)           by either Parent or the Seller if the Purchase shall not have been consummated on or before September 30, 2007; provided however, that the right to terminate this Agreement under this Item 45(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that the parties agree to consider in good faith a reasonable extension of such date if the conditions to closing which remain unsatisfied and unwaived as of such date are being pursued with diligence.
46           Effect of Termination.  In the event of termination of this Agreement by either Parent or Seller, as provided in Item 45, this Agreement shall forthwith become void and there shall be not liability on the part of either Parent or Buyer or their respective officers or directors and the parties or Selling Shareholders shall bear their own respective costs and expenses as set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

In witness whereof, the undersigned each have caused this Agreement to be executed under seal individually or by their duly authorized officers as of the date first set forth above:

                                                  PARENT:

                                                  The Savannah Bancorp, Inc.

                                                   By:  /s/ John C. Helmken II___________
                                                   John C. Helmken II, President

SELLER:                                                                                                          BUYER:

Minis & Co., Inc.                                                                                                Savannah Advisors, Inc.

By:   /s/ Russell W. Carpenter_______                                                                By:  /s/ John C. Helmken II___________
 Russell W. Carpenter, President                                                                          John C. Helmken II, President

SELLING SHAREHOLDERS:

  /s/ Russell W. Carpenter_________
Russell W. Carpenter

  /s/ O. Thompson Smith__________
O. Thompson Smith

  /s/ A. Felton Jenkins III_________
A. Felton Jenkins III

  /s/ Mark I. Allen______________
Mark I. Allen

SCHEDULE LIST

Schedule 2 (a)		Assets
Schedule 2(b)	*	Excluded Assets
Schedule 2(c)	*	Bill of Sale
Schedule 3	*	Assumed Liabilities
Schedule 5(a)	*	Form of Press Release
Schedule 6		Earn-Out Component
Schedule 7(b)	*	Closing Working Capital Methodology
Schedule 9	*	Lease
Schedule 10	*	Restrictive Covenants Agreement
Schedule 11	*	Employment Agreements
Schedule 12(d)	*	Copies of All Contracts
Schedule 12(h)	*	Financial Statements
Schedule 12(n)	*	Employee and Vendor List
Schedule 22(d)	*	Opinion Letter – Parent and Buyer’s Counsel
Schedule 23(a)	*	Opinion Letter – Seller’s Counsel
Schedule 28	*	Purchase Price Allocation

*  Note to Form S-3 Filing Content – These selected exhibits have been excluded from the public filing due to the confidential nature of their content as related to non-executive officers and their immaterial amount in relation to the assets, income and equity of The Savannah Bancorp, Inc.

SCHEDULE 2(a)
List of Assets Being Purchased

The Assets include but are not limited to the following:

•	The specific items of material, tangible personal property listed on Exhibit A attached hereto;
•	Accounts receivable
•	The Clients and Customer Contract List listed on Exhibit B attached hereto.
•	Goodwill
•	Security deposits, if any, listed on Exhibit C attached hereto.
•
Internet domain names and registrations, websites, web pages and related content and code; logos, trade names, trademarks, service marks, copyrights and all other "Proprietary Rights" (defined in Item 28)

•	Books of account
•	Furniture, fixtures, computer hardware and equipment listed on Exhibit D attached hereto.
•	Leasehold improvements
•	Computer software and files
•	Supplies
•	Records of the Business, including but not limited to customer lists, advertiser lists, vendor lists, correspondence and files
•
Subject to Item 3 regarding which liabilities of Seller the Buyer is assuming under this Agreement, all contract rights and all contracts, arrangements and agreements with, vendors, suppliers, and customers;

•	To the extent assignable, all permits, licenses, authorizations and other like items used in or required for the operation of the Business.

Schedule 6
Earn-out Component Computation Methodology

The amount of the contingent Earn-out Component shall be determined by the independent certified public accountants of Buyer in the following manner:

1.      The "Total Revenue" of the "Existing Portfolio Accounts" (defined below) shall be determined for the period beginning September 1, 2007 and ending June 30, 2010, and such total revenue shall be referred to as the "Actual Total Revenue"). The "Existing Portfolio Accounts" shall be Seller's client accounts existing at Closing (the "Existing Accounts") as well as those new accounts established after Closing by the principals of the Selling Shareholders, by persons related by blood or marriage to such Selling Shareholders, or by entities controlled by such the Selling Shareholders. "Total Revenue" for a period shall equal the result of (i) unearned revenue as of the beginning of such period, (ii) minus accounts receivable as of the beginning of such period, (iii) plus revenue actually collected and received during such period, (iv) minus unearned revenue as of the end of such period, (v) plus accounts receivable as of the end of such period.

2.      If the Actual Total Revenue is equal to or greater than $6,052,000.00, then the Earn-out Component shall be $2,210,00.00 (calculated as the $2,000,000 base amount multiplied by a 1.105 "interest" multiplier which takes into account the fact that the payment is to be made on or before July 31, 2010).

3.      If the Actual Total Revenue is less than $6,052,000.00, then the Earn-out Component shall be an amount equal to the product of (i) 1.105 times (ii) the difference of  $2,000,00.00 minus the "Reduction Amount"; provided, however, that, notwithstanding anything to the contrary, if the Actual Total Revenue is less than or equal to $4,236,400.00, then the Earn-out Component shall be zero dollars ($0.00).

   The "Reduction Amount" shall be an amount equal to product of (a) $2,000,000 times (b) the "Reduction Multiplier." The "Reduction Multiplier" is the product of (c) 2.0 times (d) the quotient of (xx) the difference of $6,052,000.00 minus Actual Total Revenue divided by (yy) $6,052,000.00.

An example of the above calculation methodology is as follows:

Example Calculation	Total
Target Revenue	6,052,000
Actual Total Revenue	(5,300,000)
Revenue Shortfall	752,000
Multiplier	2.0
Percentage Shortfall	x 0.124256
Reduction Multiplier	0.248512

Maximum Payout	2,000,000
Reduction Amount	(497,026)
1,502,974
Multiplier	x 1.105
Earn-out Component	1,660,786